SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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SINOBIOMED INC.
(Name of Registrant as Specified in Its Charter)

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SINOBIOMED INC.
Room 4304, 43/F China Resources Building
26 Harbour Road
Wan Chai, Hong Kong

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about April 25, 2011 to the holders of record of the outstanding common stock, $0.0001 par value per share (the “Common Stock”) of Sinobiomed Inc., a Delaware corporation (the “Company”), as of the close of business on March 30, 2011 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to a written consent in lieu of a meeting, dated March 30, 2011, (the “Written Consent”) of  stockholders of the Company owning at least a majority of the outstanding shares of Common Stock of the Company as of the Record Date (the “Majority Stockholders”). Except as otherwise indicated by the context, references in this Information Statement to “Company,” “we,” “us,” or “our” are references to Sinobiomed Inc.

The Written Consent authorized and approved the amendment of our Certificate of Incorporation (the “Certificate of Amendment”) to effect a 1-for-100 reverse split of the Company’s outstanding common stock (the "Reverse Split"). A copy of the Certificate of Amendment is attached to this Information Statement as Appendix A.

The Written Consent constitutes the consent of a majority of the total number of shares of outstanding Common Stock and is sufficient under the General Corporation Law of the State of Delaware (“DGCL”) and our Bylaws to approve the Reverse Split and the Certificate of Amendment. Accordingly, the Reverse Split and the Certificate of Amendment are not presently being submitted to our other stockholders for a vote. The action by Written Consent will become effective when the Company files the Certificate of Amendment with the Delaware Secretary of State.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

By Order of the Board of Directors,

/s/ George Yu
George Yu
Chief Executive Officer

GENERAL INFORMATION

This Information Statement is being first mailed on or about April 25, 2011, to stockholders of the Company by the Board of Directors to provide material information regarding corporate actions that have been approved by the Written Consent of the Majority Stockholders.

Only one copy of this Information Statement is being delivered to two or more stockholders who share an address unless we have received contrary instruction from one or more of such stockholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

AUTHORIZATION BY THE BOARD OF DIRECTORS
AND THE MAJORITY STOCKHOLDERS

Under the DGCL and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. The approval of the Reverse Split and the Certificate of Amendment require the affirmative vote or written consent of a majority of the issued and outstanding shares of Common Stock. Each Stockholder is entitled to one vote per share of Common Stock held of record on any matter which may properly come before the stockholders.

On the Record Date, the Company had 226,971,586 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

On March 30, 2011, the Majority Shareholders unanimously adopted resolutions approving the Reverse Split and the Certificate of Amendment as set forth in Appendix A.

CONSENTING STOCKHOLDERS

On March 30, 2011, the Majority Stockholders being the record holders of 120,994,396 shares of our Common Stock, constituting approximately 53.31% of the issued and outstanding shares of our Common Stock, consented in writing to the Reverse Split and the Certificate of Amendment.

Accordingly, we have obtained all necessary corporate approvals in connection with the Reverse Split and the Certificate of Amendment. We are not seeking written consent from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising stockholders of the action taken by written consent and giving stockholders notice of such actions taken as required by the Exchange Act.

As the action taken by the Majority Stockholders was by written consent, there will be no security holders’ meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

We will, when permissible following the expiration of the 20-day period mandated by Rule 14c of the Exchange Act and the provisions of the DGCL, file the Certificate of Amendment with the Delaware Secretary of State’s Office. The Certificate of Amendment and the Reverse Split will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to our stockholders.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

Our authorized capital currently consists of 250,000,000 shares of Common Stock and no shares of preferred stock. Each share of Common Stock entitles its record holder to one (1) vote per share. Holders of our Common Stock do not have cumulative voting, conversion, redemption rights or preemptive rights to acquire additional shares. At the close of business on the Record Date, we had 226,971,586 shares of Common Stock issued and outstanding.

AMENDMENT OF OUR CERTIFICATE OF INCORPORATION

On March 30, 2011, our Majority Shareholders unanimously adopted resolutions approving the 1-for-100 Reverse Split of our issued and outstanding Common Stock, which will be effectuated in conjunction with the adoption of the Certificate of Amendment.

The Reverse Split will reduce the number of issued and outstanding shares of our Common Stock. The Reverse Split effectively increases the number of authorized and unissued shares of our Common Stock available for future issuance. The Reverse Split will become effective on the Effective Date which occurs when the Certificate of Amendment is filed with the Secretary of State of the State of Delaware following the expiration of the 20-day period mandated by Rule 14c of the Exchange Act.

On the Effective Date, 100 shares of Common Stock will automatically be combined and changed into one share of Common Stock. The table below sets forth, as of the Record Date and as of the Effective Date, the number of issued and outstanding shares of Common Stock and the number of authorized but unissued and unreserved shares of Common Stock, both before and after the proposed Reverse Split.

Capitalization Structure
	Capital Structure prior to Reverse Split	Capital Structure after Reverse Split
	(As of Record Date)	(On Effective Date)
Issued and outstanding Common Stock	226,971,586	2,269,716

Reserved Common Stock (1)	25,000,000	250,000

Authorized but unissued and unreserved Common Stock	(1,971,586)	247,480,284

(1) Refers to shares reserved under our stock option and incentive plan, adopted on November 3, 2006 (the “Plan”).   As at December 31, 2011, 10,950,000 shares of common stock were issuable upon exercise of outstanding options. Warrants and rights under the Plan and 14,050,000 shares remained available for future issuances.

Purposes for Reverse Split and Effects on Common Stock

As shown in the table above, the Reverse Split will reduce the number of issued and outstanding shares of our Common Stock and effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance.

Unless the number of outstanding shares of Common Stock is reduced by the Reverse Split, the number of shares outstanding upon the issuance of additional shares to investors will be so great that the per share value of our stock will be very small. A low stock price can have the effect of reducing the liquidity of a corporation’s stock and our Board of Directors believes that it will not be in our best interests to have a very low per share stock price. Our Board of Directors hopes that the Reverse Split will result in a higher per share market price of our Common Stock. In addition, the brokerage commissions on the purchase or sale of stock with a relatively low per share price generally tend to represent a higher percentage of the sales price than the commission charges on a stock with a relatively high per share price. Our Board of Directors believes these issues are best addressed by increasing the value per share of our Common Stock, which we believe will occur as a result of the Reverse Split.

On the Effective Date, 100 shares of Common Stock will automatically be combined and changed into one share of Common Stock. No additional action on our part or any stockholder will be required in order to effect the Reverse Split. Certificates that represent pre-Reverse Split shares will automatically, and without any action on the part of any person, represent approximately 1.0% of such pre-Reverse Split shares following the Effective Date.

No fractional shares of post-Reverse Split Common Stock will be issued to any stockholder. Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of post-Reverse Split Common Stock, will, upon surrender of their certificates representing shares of pre-Reverse Split Common Stock, receive, if they hold a fractional share equal to one-half or more, a full share of our Common Stock, and if they hold a fractional share equal to less than one-half of a share of our Common Stock, then that fractional share will be cancelled.

We will obtain a new CUSIP number for our Common Stock at the time of the Reverse Split. Following the effectiveness of the Reverse Split, every 100 shares of Common Stock presently outstanding, without any action on the part of the stockholder, will represent one share of Common Stock. Subject to the provisions for elimination of fractional shares, as described above, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of Common Stock.

There are no arrears in dividends or defaults in principal or interest in respect to the securities which are to be exchanged.

The Reverse Split could also have an anti-takeover effect, as the increase in authorized and unissued shares of our Common Stock resulting from the Reverse Split may make it more difficult for, or prevent or deter a third party from, acquiring control of the Company or changing our Board of Directors and management. See “Potential Anti-Takeover Effects of Certificate of Amendment” below for a more detailed discussion of the potential anti-takeover effects of the Reverse Split.

Federal Income Tax Consequences of the Reverse Split

The combination of 100 shares of pre-Reverse Split Common Stock into one share of post-Reverse Split Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-Reverse Split Common Stock will be transferred to the post-Reverse Split Common Stock.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

Potential Anti-takeover Effects of Certificate of Amendment

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. The Reverse Split could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. However, the increase of our authorized Common Stock and the Reverse Split have been effected for the primary purpose of facilitating the Share Exchange Transaction and the Financing Transactions, as well as to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions, and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the increase in our authorized Common Stock and the Reverse Split proposals are not being undertaken in response to any effort of which our Board of Directors is aware to accumulate shares of our Common Stock or obtain control of the Company.

Our Board of Directors does not currently contemplate the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders, we currently have no plans or proposals to adopt other provisions or enter into other arrangements that many have anti-takeover ramifications.

DISSENTER’S RIGHTS

Under Delaware law, holders of our Common Stock are not entitled to dissenter’s rights of appraisal with respect to the proposed amendment to our Certificate of Incorporation and the adoption of the Certificate of Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our voting stock as of March 30, 2011 (i) by each stockholder who has reported or is known by us to have beneficial ownership of more than five percent of our Common Stock; (ii) by each of our current directors and executive officers; and (iii) by all of our current directors and executive officers as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of Room 4304, 43/F China Resources Building, 26 Harbour Road, Wan Chai, Hong Kong.   As of March 30, 2011, there are 226,971,586 shares of Common Stock issued and outstanding.

Name and Address of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership		Percent of Common Stock(1)

Shan Ming Gu #902, No. 55, Lane 789, Qinghu Road, Qingpu District, Shanghai, PRC	Shareholder	30,000,000	(2)	13.2%

Ka Yu Room 402, Bldg. C, 555 Hai-Lun Road Shanghai, China 200080	Secretary, Treasurer and Director	5,500,000	(3)	2.4%

Chris Metcalf 111 Congress Avenue, Suite 400, Austin, TX 78701	Former Chairman and Director(4)	2,000,000	(5)	( *)

Lionel Choong Flat 7C, Hawaii Hao Yuan, Palace Garden (Yu Jing Hua Yuan), Zhang Mu Tao Town, Dongguan District, Guangdong 523360, China	Chief Financial Officer	2,700,000	(6)	1.2%

George Yu Flat 4, 8/F, Man Yuen Bldg Man Yuen Street Yau Ma Tei, Kowloon, Hong Kong	President, CEO and Director	1,874,999	(7)	( *)

Dennis Kam Thai Leong 6C Tower 2 South Bay Palace, South Bay Close 29-31, Hong Kong	Shareholder	46,964,462	(8)	20.7%

Accelera Evolution Limited .O. Box 309 Ugland House, Grand Cayman KY1-1104, Cayman Islands	Shareholder	31,964,463	(9)	14.8%

Accelera Ventures Ltd. East Asia Chambers P.O. Box 90, Road Town, Tortola British Virgin Islands	Shareholder	13,999,999	(10)	6.2%

Directors and Officers as a group (3 persons)		10,074,999	(11)	4.3%

*	Indicates less than 1%.

1.
Beneficial ownership of Common Stock has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power with respect to such securities, has the right to acquire beneficial ownership within 60 days or acquires such securities with the purpose or effect of changing or influencing the control of the Company.

2.
This figure includes 10,000,000 shares directly owned by Shan Ming Gu, 10,000,000 shares owned by Mr. Gu’s wife, Ms. Li Hua Han, which are deemed to be indirectly beneficially owned by Mr. Gu, and 10,000,000 shares owned by Mr. Gu’s daughter, Ms. Jian Ying Gu, who resides with Mr. Gu and which shares are deemed to be indirectly beneficially owned by Mr. Gu.

3.
This figure includes 2,000,000 shares directly owned by Mr. Ka Yu, 500,000 stock options which have already vested and 3,000,000 shares owned by Mr. Ka Yu’s wife, Ms. Hui Wang, which are deemed to be indirectly beneficially owned by Mr. Yu.

4.
Mr. Metcalf was elected as a director of the Company on March 1, 2007, and became the Company’s Chairman of the Board on February 12, 2009.  Mr. Metcalf resigned as the Company’s Chairman of the Board and as a director of the Company on January 28, 2011.

5.	This figure includes 2,000,000 stock options which have already vested.
6.	This figure includes 2,700,000 stock options which have already vested.
7.	This figure includes 1,458,000 stock options which have already vested and 416,666 stock options which will vest within 60 days of the Determination Date.
8.
This figure includes 1,000,000 shares directly owned by Mr. Leong, 31,964,463 shares and 13,999,999 shares owned by Accelera Evolution Limited and Accelera Ventures Ltd., respectively, which are deemed to be indirectly owned and controlled by Mr. Leong in his capacity as a director of each entity.

9.	These shares are deemed to be indirectly owned and controlled by Mr. Dennis Kam Thai Leong in his capacity as a director of Accelera Evolution Limited.
10.	These shares are deemed to be indirectly owned and controlled by Mr. Dennis Kam Thai Leong in his capacity as a director of Accelera Ventures Ltd.
11.
This figure includes 5,000,000 shares owned directly and indirectly by the current directors and executive officers as well as 4,658,333 stock options with have already vested and 416,666 stock options which will vest within 60 days of the Determination Date.

CHANGES TO OUR BUSINESS AND CHANGE OF CONTROL

None.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.

APPENDIX A

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
OF
SINOBIOMED INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

SINOBIOMED INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The Certificate if Incorporation of the Corporation is amended by adding the following text as a new paragraph at the end of ARTICLE 4:

“Effective as of March 30, 2011, each one hundred (100) shares of the issued and outstanding Common Stock, $0.00001 par value, of the Corporation shall be reverse split into one (1) share of Common Stock of the Corporation.  This reverse split shall affect only issued and outstanding shares.  Each record and beneficial holder who would receive a fractional share as a result of the reverse stock split shall receive, in lieu thereof, a whole share.”

SECOND: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the joint written consent of all of the members of the Board of Directors of the Corporation and the holder of a majority of the Corporation’s issued and outstanding common stock pursuant to Sections 141(f) and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this [___] day of [_____], 2011.

/s/